As filed with the Securities and Exchange Commission on June 13, 2022

Registration No. 333-208759

Registration No. 333-206543

Registration No. 333-196341

Registration No. 333-186822

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-208759

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-206543

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-196341

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-186822

UNDER

THE SECURITIES ACT OF 1933

RENEWABLE ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4785427
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification Number)

416 South Bell Avenue

Ames, Iowa 50010

(515) 239-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mary A. Francis

Corporate Secretary and Chief Governance Officer

c/o Chevron Corporation

6001 Bollinger Canyon Road

San Ramon, California 94583

(925) 842-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Renewable Energy Group, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities, registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim).

•

Registration Statement No. 333-208759, filed with the SEC on December 24, 2015, relating to the registration by the Company of (i) debt securities, (ii) shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), (iii) shares of preferred stock, par value $0.0001 per share, of the Company (“Preferred Stock”), (iv) depositary shares representing interests in Preferred Stock (“Depositary Shares”), (v) purchase contracts, (vi) purchase units, and (vii) warrants to purchase shares of Common Stock, shares of Preferred Stock, Depositary Shares or any combination of thereof (“Warrants”);

•	Registration Statement No. 333-206543, filed with the SEC on August 24, 2015, relating to the registration by the Company of 1,675,000 shares of Common Stock;

•

Registration Statement No. 333-196341, filed with the SEC on May 28, 2014, relating to the registration by the Company of (i) debt securities, (ii) Common Stock, (iii) Preferred Stock, (iv) Depositary Shares, (v) purchase contracts, (vi) purchase units, and (vii) Warrants; and

•

Registration Statement No. 333-186822, filed with the SEC on February 25, 2013, relating to the registration by the Company of (i) debt securities, (ii) Common Stock, including 4,700,000 shares of Common Stock for a secondary offering, (iii) Preferred Stock, (iv) Depositary Shares, (v) purchase contracts, (vi) purchase units, and (vii) Warrants, as amended by Amendment No. 1 filed with the SEC on April 1, 2013.

On June 13, 2022, pursuant to the Agreement and Plan of Merger, dated as of February 27, 2022 (the “Merger Agreement”), with Chevron Corporation, a Delaware corporation (“Parent”), Cyclone Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”) and the Registrant, Merger Subsidiary merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ames, State of Iowa on June 13, 2022.

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Kevin Lucke
Kevin Lucke
President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.